Exhibit 10.4

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into effective as of                                 , 2010, by and between PROTECTION ONE, INC, a Delaware corporation (the “Company”), and                  (“Optionee”).

1.             Grant of Option.

1.1          Number of Option Shares and exercise price. The Company, desiring to provide Optionee an opportunity to purchase shares of the Company’s Common Stock, and to provide Optionee with an added incentive to remain an employee of the Company, has awarded to Optionee, effective as of the date of this Agreement (the “Grant Date”), pursuant to the Company’s 2008 Long-Term Incentive Plan (the “Plan”), and Optionee hereby accepts, an option to purchase             shares of Common Stock (the “Option Shares”) at a price (the “exercise price”) of $        per share (the “Option”). The Option is, and is intended to be, a nonqualified stock option, and is not intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code.

1.2          The Plan. The Option and this Agreement shall be governed by, and shall be subject to the terms and conditions of, the Plan, the provisions of which are hereby incorporated into this Agreement by this reference and a copy of which has been separately provided to Optionee. Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Plan.

1.3          Vesting/Exercisability of Option. The Option shall become exercisable (vest) as follows: (i) options covering one-half of the Option Shares shall become exercisable on the second anniversary of the Grant Date, and (ii) options covering the remaining one-half of the Option Shares shall become exercisable on the third anniversary of the Grant Date; provided that upon the occurrence of a Change of Control, any outstanding and unvested portion of the Option will become vested and shall be treated in accordance with Section 1.4 below.  Subject to the provisions of the Plan and this Agreement, shares not purchased on the above dates shall accumulate and may be purchased at any time on or before the Expiration Date (as defined in Section 1.5 below), subject to earlier termination due to termination of Optionee’s employment with the Company as provided in Section 1.6, 1.7, 1.8 or 1.9 below. Provided, however, no option shall be exercisable and no shares shall be issued hereunder unless the registration or qualification of such shares or other required action under any state or Federal law, rules or regulation has been made and is effective at the time of such issuance.

1.4          Cash-Out of Options. Upon the occurrence of a Change of Control, the Company shall cancel the outstanding Option as of the time of the Change of Control and make a payment of cash to the Optionee upon the consummation of the Change of Control that is equal to (a) the excess (if any) of the Change of Control Price over the exercise price per Option Share covered by the Option, multiplied by (b) the number of Option Shares covered by the outstanding portion of the Option. If the Change of Control Price is less than or equal to the exercise price per Option Share covered by the Option, then the Option shall be deemed to have been paid in full and shall be canceled with no payment due in respect thereof to the Optionee.

1.5          Term of Option. The Option shall continue in effect until the tenth anniversary of the Grant Date (the “Expiration Date’’), subject to earlier termination due to termination of Optionee’s employment with the Company, its Subsidiaries and Affiliates (collectively, the “Employer”) as provided in Section 1.6, 1.7, 1.8 or 1.9 below.

1.6          Voluntary Termination of Employment. If prior to the Expiration Date, Optionee voluntarily terminates employment with the Employer other than for Good Reason: (a) all vesting with respect to the Option shall cease, (b) any unvested portion of the Option shall expire as of the date of such termination, and (c) any vested portion of the Option shall remain exercisable until the earlier of the Expiration Date or three (3) months after the date of such termination.

1.7          Termination Without Cause or For Good Reason.  If prior to the Expiration Date, Optionee’s employment is terminated pursuant to a Qualifying Termination: (a) all vesting with respect to the Options shall cease, except that any unvested portion of the Option shall vest upon a Change of Control (and for avoidance of doubt, be subject to Section 1.4) if a Change of Control occurs prior to the earlier of (x) the second anniversary of the Grant Date or (y) 90 days after the date of such termination (or the date of such termination, if such date is after the second anniversary of the Grant Date), (b) any unvested portion of the Option shall expire upon the earlier of (x) the second anniversary of the Grant Date or (y) 90 days after the date of such termination (or the date of such termination, if such date is after the second anniversary of the Grant Date) and (c) any vested portion of the Option shall be and remain exercisable until the earlier of the Expiration Date or the first anniversary of such termination.

1.8          Termination of Employment — Death, Disability or Retirement. If prior to the Expiration Date, Optionee’s employment with the Employer terminates by reason of Optionee’s death, Disability, or Retirement (a) all vesting with respect to the Option shall cease, (b) any unvested portion of the Option shall immediately expire as of the date of such termination and (c) any vested portion of the Option shall expire on the earlier of the Expiration Date or the first anniversary of the date of such termination.  In the event of Optionee’s death, the Option shall remain exercisable by the person or persons to whom Optionee’s rights under the Option pass by will or the applicable laws of descent and distribution.

1.9          Termination for Cause. If prior to the Expiration Date, Optionee’s employment with the Employer is terminated by the Employer for Cause, the Option (including any vested portion of the Option) shall immediately expire as of the date of such termination.

2.             Exercise of Option.

2.1          Mechanics of Exercise. This Option, to the extent vested, may be exercised by Optionee, in whole or in part, by giving written notice of exercise to the Company specifying the number of whole Option Shares to be purchased, which notice must be accompanied by payment to the Company of the full amount of the purchase price of such Option Shares. Payment for such Option Shares to be acquired upon exercise of this Option shall be made, at the election of Optionee: (i) in immediately available funds in United States dollars, by certified or bank cashier’ s check or by wire transfer; (ii) by surrender to the Company of outstanding shares of Common Stock already owned by Optionee, with a Fair Market Value on the date of exercise equal to the exercise price; (iii) by the Company withholding Option Shares with a Fair Market Value on the date of exercise equal to the exercise price, (iv) by a combination of (i), (ii) and (iii); or (iv) by any other means approved by the Committee, consistent with applicable law, rules and regulations.  Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“Section 402 of SOX”), and to the extent that any form of payment would, in the opinion of the Company’s counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.

2.2          Withholding Taxes.  (a) At the time the Optionee exercises this Option, in whole or in part, or at any time thereafter as requested by the Employer, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of exercise under a Regulation T Program), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Employer, if any, which arise in connection with the exercise of this Option.

(b) Upon the Optionee’s request and subject to approval by the Employer, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Employer may withhold from fully vested Option Shares otherwise issuable to the Optionee upon the exercise of this Option a number of Option Shares having a Fair Market Value, determined by the Employer as of the date of exercise, not to exceed the amount determined by the applicable minimum statutory withholding rates. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested Option Shares determined as of the date of exercise of this Option that are otherwise issuable to the Optionee upon such exercise. Any adverse consequences to the Optionee arising in connection with such share withholding procedure shall be the Optionee’s sole responsibility.

(c) The Optionee may not exercise this Option unless the tax withholding obligations of the Employer are satisfied. Accordingly, the Optionee may not be able to exercise this Option when desired even though this Option is vested, and the Company shall have no obligation to issue a certificate for such Option Shares until such tax withholding obligations are satisfied.

2.3          Exercise by Executor or Administrator. If any portion of the Option remains exercisable pursuant to the terms of this Agreement following the death of Optionee, such portion may be exercised by the executor or administrator of Optionee’s estate or any person who has acquired the Option directly from Optionee by bequest or inheritance for so long as such portion remains exercisable pursuant to the terms of this Agreement.

2.4          Rules and Regulations. Any arrangements with respect to the payment of (i) the purchase price of Option Shares and (ii) any withholding or other taxes, shall be subject to such rules and regulations as the Committee may adopt in connection therewith.

3.             Delivery of Certificates Upon Exercise of Option. Delivery of a certificate or certificates (or a book entry or book entries, if applicable, in the Company’s discretion) representing the purchased Option Shares shall be made as promptly as practicable after receipt by the Company of notice of exercise and payment in full of the purchase price and, if required, the amount of any withholding or other taxes.

4.             Non-Transferability. The Option shall not be transferable except by will or the laws of descent and distribution and shall be exercisable during the lifetime of Optionee only by Optionee or his or her guardian or legal representative.

5.             Notices. Any notice or other communication to be given to the Company shall be in writing and addressed to the Company (to the attention of its General Counsel) at the Company’s principal executive offices, and any notice or other communication to be given to Optionee shall be in writing and addressed to him or her at the address of Optionee then maintained by the Company. All such notices and other communications shall be personally delivered or sent by mail. Any such notice or other communication shall be deemed to be delivered on the date on which it is personally delivered or, if sent by mail, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address of such person as specified above. The Company or Optionee may change, at any time and from time to time, by written notice to the other, the address that it or he or she had therefore specified for receiving notices.

6.             Relation to Other Benefits.  Any economic or other benefit to you under this Plan shall not be taken into account in determining any benefits to which you may be entitled under any retirement or other benefit or compensation plan maintained by the Company or any subsidiary.  Provided, however, for the avoidance of doubt, that this section shall not be construed to affect or modify the application of Section 6 of the Employment Agreement.

7.             Certain Defined Terms.  For purposes of this Agreement, the following terms shall be defined as set forth below:

“Cause” shall have the meaning provided in the Amended and Restated Employment Agreement dated as of the date hereof by and between the Company and Optionee (the “Employment Agreement”).

“Change of Control” shall have the meaning provided in the Plan that occurs in connection with or following a Qualified Sale (as defined in the Employment Agreement).

“Change of Control Price” shall have the meaning provided in the Plan.

“Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

“Qualifying Termination” shall have the meaning provided in the Employment Agreement.

“Retirement” means Executive’s termination of his employment on or after his attainment of age 65.

“Good Reason” shall have the meaning provided in the Employment Agreement.

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IN WITNESS WHEREOF, the parties have entered into this Stock Option Agreement as of the day and year first written above.

OPTIONEE:	PROTECTION ONE, INC.

By:
[Insert Name]		[Insert Name]
[Title]